UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	March 2, 2016

ARMCO METALS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-34631	26-0491904
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1730 S. Amphlett Boulevard, Suite 230, San Mateo, CA	94402
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(650) 212-7630

not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01          Other Events.

On March 2, 2016, the District Court in Clark County, Nevada entered a Preliminary Order involving that certain Stipulation and Order Regarding Parties’ Agreement to Settle and Further Settlement Procedures in that certain derivative action, Albert Perron, derivatively on behalf of China Armco Metals, Inc. v. China Armco Metals, Inc. and management of China Armco Metals, Inc., (Case No. A-13-679151-C). As contemplated by the Stipulation, the parties have agreed to certain governance measures encompassing the following: (i) the adoption and implementation of a variety of corporate governance measures relating to the underlying issues in the Action involving the Company’s practices and procedures concerning the issuance of equity awards and public disclosures; and (ii) Defendants’ payment of Plaintiff’s counsel’s attorneys’ fees and expenses in the amount of $100,000.

If approved by the Court, the settlement calls for plaintiffs (on behalf of themselves, all current Company stockholders and, derivatively, on behalf of the Company to release all released claims against the released persons, as defined in the Stipulation, brought or that could be brought derivatively or otherwise by or on behalf of the Company against any of the released persons (as defined in the Stipulation), that arise out of or are related in any way to (a) the subject matter of the derivative actions; or (b) the facts alleged or that could have been alleged in any complaint filed in the derivative actions.

The Stipulation was filed with Court on March 2, 2016. On March 2, 2016, the Court issued an Order Preliminarily Approving Derivative Settlement and Providing for Notice (“Preliminary Order”).

Pursuant to the Stipulation and the Preliminary Order, the Company is filing a copy of the Notice of Proposed Settlement of Derivative Action (the “Notice”) as Exhibit 99.1 to this Current Report on From 8-K. In addition, the Company will publish the Notice on the Company’s website (www.armcometals.com) on the page titled “Investors.”

The Court has scheduled a hearing for the consideration of final approval of the proposed settlement on April 21, 2016.

Item 9.01     Financial Statements and Exhibits

(d)     Exhibits

Exhibit Number	Description

99.1	Notice of Proposed Settlement of Derivative Action

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARMCO METALS HOLDINGS, INC.

Date: March 17, 2016	By:	/s/ Kexuan Yao
Kexuan Yao, Chief Executive Officer